[Letterhead of Freshfields Bruckhaus Deringer]
Exhibit 5.17

Reynolds Group Holdings Limited		tokyo
Level Nine		Akasaka Biz Tower 36F
148 Quay Street		5-3-1 Akasaka
Auckland 1140 New Zealand		Minato-ku
Tokyo 107-6336
	T+	81 3 3584 8500
Reynolds Group Issuer Inc.	Direct T+	81 3 3584 8332
c/o National Registered Agents, Inc.	F+	81 3 3584 8501
160 Greentree Drive, Suite 101,	Direct F+	81 3 3584 8501
Dover, Delaware 19904	E	takeshi.nakao@freshfields.com
	W	freshfields.com
Reynolds Group Issuer LLC
c/o National Registered Agents, Inc.
160 Greentree Drive, Suite 101,
Dover, Delaware 19904

Reynolds Group Issuer (Luxembourg) S.A.
6C Rue Gabriel Lippmann,
L-5365 Munsbach, Grand Duchy of Luxembourg

Closure Systems International Japan, Limited
1-2-8, Toranomon, Minato-ku, Tokyo, Japan

Closure Systems International Holdings (Japan) KK
1-2-8, Toranomon, Minato-ku, Tokyo, Japan
23 January 2012
Dear Sirs and Madams,
Registration Statement on Form F-4
Introduction
1. You have asked us to provide an opinion to the addressees in connection with the exchange offer registration statement on From F-4 (the Registration Statement) in relation to the notes governed by the Transaction Documents (defined below) of Reynolds Group Holdings Limited (RGHL).
2. For such purpose we have examined the following documents (the Documents):
(a)	Second Supplemental Indenture to the 7.75% Senior Secured Notes due 2016 Indenture, dated as of December 2, 2009, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, certain additional note
TOK259283

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guarantors listed thereto and the Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent;
(b)	8.50% Senior Notes due 2018 Indenture, dated as of May 4, 2010, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., certain additional note guarantors listed thereto, The Bank of New York Mellon as trustee, principal paying agent, transfer agent, registrar and transfer agent and the Bank of New York Mellon, London Branch, as paying agent;
(c)	First Senior Secured Notes Supplemental Indenture to the 7.125% Senior Secured Notes due 2019 Indenture, dated as of November 16, 2010, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, certain additional note guarantors listed thereto and the Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent, and Wilmington Trust (London) Limited, as additional collateral agent;
(d)	First Senior Notes Supplemental Indenture to the 9.000% Senior Notes due 2019 Indenture, dated as of November 16, 2010, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, certain additional note guarantors listed thereto and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent;
(e)	First Senior Secured Notes Supplemental Indenture to the 7.875% Senior Secured Notes due 2019 Indenture, dated as of September 8, 2011, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, certain additional note guarantors listed thereto and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent, and Wilmington Trust (London) Limited, as additional collateral agent;
(f)	First Senior Notes Supplemental Indenture to the 9.875% Senior Notes due 2019 Indenture, dated as of September 8, 2011, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, certain additional note guarantors listed thereto and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent;

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(g)	6.875% Senior Secured Notes due 2021 Indenture, dated as of February 1, 2011, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., certain additional note guarantors listed thereto, the Bank of New York Mellon, as trustee, principal paying agent, transfer agent, collateral agent and registrar, Wilmington Trust (London) Limited, as additional collateral agent and the Bank of New York Mellon, London Branch, as paying agent;
(h)	8.250% Senior Notes due 2021 Indenture, dated as of February 1, 2011, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., certain additional note guarantors listed thereto, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar and The Bank of New York Mellon, London Branch, as paying agent;
(i)	certified commercial registration record (rirekijiko zenbu shoumeisho) of Closure Systems International Holdings (Japan) KK (CSIH) dated 4 August 2011 (the CSIH Commercial Registration);
(j)	certified commercial registration record (rirekijiko zenbu shoumeisho) of Closure Systems International Japan, Limited (CSIJ) dated 4 August (the CSIJ Commercial Registration);
(k)	a certified copy of the articles of incorporation of CSIH, dated 1 August 2011 (collectively, the CSIH Articles of Incorporation);
(l)	a certified copy of the articles of incorporation of CSIJ dated 1 August 2011 (collectively, the CSIJ Articles of Incorporation);
(m)	power of attorneys of CSIH dated 24 November 2009 and 28 April 2010;
(n)	power of attorneys of CSIJ dated 24 November 2009 and 22 April 2010 (together with (k) above, the PoAs);
(o)	written resolutions by the directors of CSIH dated 24 November 2009, 28 April 2010, 1 October 2010, 26 January 2011 and 20 July 2011 (the Director’s Resolutions); and
(p)	the minutes of a meeting of the board of directors of CSIJ held on 24 November 2009, 22 April 2010, 1 October 2010, 26 January 2011 and 20 July 2011 (the Board Minutes)
and relied upon the statements as to factual matters contained in or made pursuant to each of the above-mentioned Documents. The Documents listed above in paragraphs (a) to (h) are referred to in this opinion as the Transaction Documents.

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This opinion is confined to matters of Japanese law as at the date of this opinion. For the purpose of this opinion we have made no independent investigation into the laws of any other jurisdiction. Accordingly, we express and you should infer no opinion with regards to any system of law other than the laws of Japan. We also express no opinion on tax. This opinion is to be governed by and construed in accordance with Japanese law as at the date of this opinion.
Assumptions
3. In considering the Documents referred to above and in rendering this opinion we have without any enquiry or investigation assumed:
(a)	the genuineness of all signatures, seals and markings on, and the authenticity and completeness of, all documents submitted to us, whether as originals or copies;
(b)	that all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies, email conformed copies or any other copies (whether certified or not) are true and complete copies of the originals;
(c)	that the information revealed by the CSIH Commercial Registration and the CSIJ Commercial Registration was complete and accurate in all respects and has not been altered since the date it was obtained except the alteration to be made in connection with the changes of the registered address of CSIH and CSIJ on 31 October 2011;
(d)	that the CSIH Commercial Registration and the CSIJ Commercial Registration did not fail for any reason to disclose any information which had been delivered for registration or filing, but which did not appear in the CSIH Commercial Registration and the CSIJ Commercial Registration provided to us except the alteration to be made in connection with the changes of the registered address of CSIH and CSIJ on 31 October 2011;
(e)	that the CSIH Articles of Incorporation have not been amended or rescinded since the date they were obtained;
(f)	that the CSIJ Articles of Incorporation have not been amended or rescinded since the date they were obtained;
(g)	the lack of bad faith and absence of fraud, coercion, duress or undue influence on the part of any of the parties to the Transaction Documents, their respective directors, employees, agents and advisers;
(h)	that any of the directors of CSIH in authorising execution of, and executing and delivering, the Transaction Documents has exercised his powers in

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accordance with his duties under all applicable laws and the articles of incorporation of CSIH which were effective at the time he exercised his powers;
(i)	that any of the directors of CSIJ in authorising execution of, and executing and delivering, the Transaction Documents has exercised his powers in accordance with his duties under all applicable laws and articles of incorporation of CSIJ which were effective at the time he exercised his powers;
(j)	that each of the directors of CSIH named in the Director’s Resolutions duly approved the resolutions set out therein and that such resolutions have not been amended or rescinded and are in full force and effect;
(k)	that the representative director of CSIJ duly sent proposals in relation to the resolutions set out in the Board Minutes to all directors of CSIJ and that all such directors consented to such proposals and that such resolutions have not been amended or rescinded and are in full force and effect;
(l)	that any representations and warranties given by any of the parties to any of the Transaction Documents are, in each case, true and accurate in all respects when made or repeated or when deemed made or repeated and, where any warranty is given by any of the parties that it does not know of, is not aware of or believes it has had no notice of, any act, matter, thing or circumstance, we have assumed that in fact the same does not exist or has not occurred; and
(m)	that on or after the date of execution of each Transaction Document and PoAs, none of the Transaction Documents or PoAs been altered or rescinded in any way that would affect our opinion as set out in 4 below.
Opinion
4. Based on and subject to the foregoing, subject further to the qualifications and limitations hereinafter set forth below and having regard to considerations of Japanese law in force as at the date of this opinion, we are of the opinion that:
(a)	CSIH has been duly organized and is validly existing as a kabushiki-kaisha under the laws of Japan;
(b)	CSIJ has been duly organized and is validly existing as a kabushiki-kaisha under the laws of Japan;
(c)	CSIH has full corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents and duly authorised, executed and delivered the Transaction Documents; and

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(d)	CSIJ has full corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents and duly authorised, executed and delivered the Transaction Documents.
Observations
5. We should also like to make the following observations:
(a)	it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts including statements of foreign law, or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to herein, or that no material facts have been omitted therefrom; and
(b)	other than as expressly provided herein, we have not considered the particular circumstances of any of the parties to the Transaction Documents nor the effect of any such particular circumstances on any of the Transaction Documents or the effect of the Transaction on any such particular circumstances.
Benefit of Opinion
6.	This opinion is addressed to you for your benefit in connection with the Transaction Documents. In addition,, Debevoise & Plimpton LLP may rely upon our opinion with respect to all matters of Japanese law in connection with an opinion to be rendered by it.
Consents
7. Notwithstanding Paragraph 6, we consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of the Securities” in the prospectus in connection with the Transaction Documents. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.
Yours faithfully,
/s/ Freshfields Bruckhaus Deringer